Exhibit 5.1

September 28, 2007

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of (a) 9,500 shares (the “Registered Shares”) of the common stock, par value $0.0625 per share, of Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Bancorp”), and (b) deferred compensation obligations (the “Obligations”) of the Bancorp.  The Registered Shares and the Obligations will be offered and sold under the Amended and Restated Nonqualified Deferred Compensation Plan (the “Plan”) to directors of the Bancorp and of Washington Trust Company of Westerly, a direct wholly-owned subsidiary of the Bancorp (the “Company”), and to certain designated employees of the Bancorp, the Company and its affiliates.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts.  We note that the Bancorp is organized under the laws of the State of Rhode Island.  Accordingly, we have assumed that the law of that state is identical to the law of the Commonwealth of Massachusetts in all relevant respects and the opinions expressed below are subject to such assumption.

For purposes of the opinions expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Bancorp’s common stock will be available for issuance when the Registered Shares are issued.

Based on the foregoing, we are of the opinion that (i) the Registered Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and (ii) the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Bancorp and the Company, enforceable against the Bancorp and the Company in accordance with their terms and the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization or other similar law affecting creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP